Rule 424(b)(3)

                                     350,000
                             Shares of Common Stock

                      DEMAND FINANCIAL INTERNATIONAL, LTD.


         Some of our current shareholders are offering for sale 350,000 shares of our common stock. The selling shareholders will offer and sell their shares at $0.05 per share, and if our shares are quoted on the Over-The-Counter Bulletin Board or Pink Sheets, then the shares will be offered and sold at prevailing market prices or at negotiated prices in private transactions. We will pay all the expenses of registering the securities. We will not receive any of the proceeds from the sale of these shares.

         Our common stock is not now listed on any national securities exchange or NASDAQ stock market or quoted on the Over-the-Counter Bulletin Board or on the Pink Sheets. No public market exists for our common stock. A public market may not develop after the sale of the shares.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of this Prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



















                 The date of this Prospectus is June 19, 2002

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

  Prospectus Summary                                                      3
  Risk Factors                                                            4
  Use of Proceeds                                                         6
  Management's Discussion and Analysis of Results of Operations           6
  Business                                                                8
  Management                                                             11
  Principal Stockholders                                                 12
  Description of Capital Stock                                           12
  Shares Held for Future Resale                                          14
  Selling Stockholders                                                   14
  Plan of Distribution                                                   17
  Legal Matters                                                          17
  Experts                                                                17
  Where You Can Find Additional Information                              17
  Changes In and Disagreements with Accountants on Accounting
    and Financial Disclosure                                             18
    Index to Financial Statements                                        20

                               PROSPECTUS SUMMARY

         This summary highlights information set forth elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.


The Company

         Demand Financial International, Ltd., intends to develop a caviar lounge, restaurant and piano bar business situated high a-top famous skylines in North America. We do not have adequate capital to implement our business plan.

         Our strategy is to create and operate a high-end food and entertainment chain, which combines a caviar lounge with a sky-line view, restaurant and piano bar with a sophisticated atmosphere. Our intended venues will be located in well-known high-rise towers in the business or financial districts of major cities. Our target market will be professionals from businesses and sophisticated social communities. We are currently searching for a location in the Toronto, Canada area for our initial flagship restaurant. If we are successful with this initial operation, we will seek to expand into other major cities.

         Demand Financial is a development stage company. We have had no revenues to date and expect to incur substantial expenses in implementing our plan. We had a net loss of $36,907 for the year ended December 31, 2001 and of $2,951 for the quarter ended March 31, 2002. We cannot indicate now if we will ever be profitable. Additionally, we had a working capital deficit of approximately $1,858 as of March 31, 2002 and no other form of financial commitment for the funding of our business plan. We cannot give any assurance that we will be able to locate any funding or enter into any agreements that will provide the required operating capital.

         We recently completed a public offering of 820,000 shares of common stock at $.05 per share in which we raised $41,000 in aggregate proceeds. As of May 15, 2002, we had cash assets of $26,905.41, our principal asset.


The Offering by Selling Shareholders

Securities offered by selling
   shareholders ..................     Up to 350,000 shares of common stock

Use of proceeds...................     We will not receive any proceeds from the
                                       sale of shares from the selling
                                       shareholders.

         Demand Financial was incorporated in Nevada on December 31, 1996. The mailing address of our principal executive office is 141 Adelaide Street West, Suite 1004 Toronto, Ontario, Canada M5H 3L5 and the telephone number is (416) 777-0477 Ext. 227.

                                  RISK FACTORS


         You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.


Risks Relating to Our Business

We are a development stage company, and we have no operating history and a substantial deficit.

         We have no long-term history of operations upon which investors may evaluate our business plan and performance.

         We have not engaged in any substantive operations to date and have no revenues from operations. Since inception we have accumulated a deficit of $44,858 through March 31, 2002. We had a net loss of $36,907 for the year ended December 31, 2001 and of $2,951 for the quarter ended March 31, 2002. Therefore, investors do not have a financial track record with which to judge our ability to achieve our business objectives. Investors must evaluate an investment in Demand Financial based on management's expectations and their own evaluation of our prospects. If these do not turn out, investors will lose their investment.

We cannot implement any aspect of our business plan unless we raise additional capital. That capital need is substantial.

         As of March 31, 2002, our current assets were approximately $18,536 of which $17,536 is in cash. We recently completed a public offering of common stock in which we sold 820,000 shares and raised $41,000 in aggregate proceeds. After paying certain liabilities, as of May 15, 2002, we have cash assets of approximately $26,905.41, our principal asset.

         We do not have the funds to implement any aspect of our business plan. We will have to raise substantial amounts of capital to be able to start implementing the business plan, which is estimated to be not less than $250,000. To fully implement our current business plan we will need at least an additional $750,000 and thereafter additional capital for expansion if our business model proves successful. Investors in our common stock should understand that we do not have capital, may not be able to raise capital and have not started our business plan. Therefore, they may not achieve any return on their investment in the company.

Our ability to operate our business will depend on our ability to face all the challenges of a new business in the food service industry.

         We expect to face many challenges in the development of our business. An investment in Demand Financial must be considered in light of the very high risks, expenses and difficulties of companies in the early development stage in our industry. Investors may not realize any return on their investment if we do not overcome the challenges that will face our business.

Our success will depend on creating goodwill and branding to attract customers and differentiate our venues from other restaurants and bars.

         Our ultimate success is dependent on the goodwill we generate and the brand name recognition we achieve over time as a high-end food and entertainment chain. If we are unable to create goodwill and branding associated with our facilities, we believe we will not be adequately differentiated in the market place to attract the kinds of customers we plan to focus on and to generate sufficient revenues that will cover our operations.

Our industry is highly competitive and subject to rapid changes in customer taste.

         Unless we create the kind of environment that attracts customers from their restaurant, bar and entertainment alternatives, we will not be successful in achieving adequate revenues. Our competitors include well established and well known restaurants as well as new venues that may open from time to time. Our business is also affected by rapid changes in customer taste. So if we do not sustain recognition in our market niche or differentiation, we may not continue to attract customers. A substantial loss in customers or a rejection of our restaurant style will adversely affect Demand Financial.

The current business downturn and other recent events could greatly hamper our ability to start a successful upscale restaurant.

         Our business plan is to locate our restaurant business a-top well-known high-rise buildings. Due to the recent events of September 11, 2001, attracting customers will be difficult as long as there is uncertainty about the security of such locations. In addition, the current economic downturn will also hinder our ability to start an upscale restaurant, as consumers will likely have less discretionary funds to spend on higher priced hospitality services.

National and local economic conditions may adversely affect our business plan and/or operations.

         The restaurant and entertainment industry often is greatly effected by changes in the economy because it competes for the discretionary dollars of customers. If there is an adverse change in the local or national economic climate, our business will be affected because it will be harder to attract customers.

The offering price of $.05 has been arbitrarily established.

         The offering price of $.05 was arbitrarily established. It is not based on market factors, business appraisal or other established criteria of business valuation. Neither we nor the selling shareholders have consulted with any finance professionals to determine the $.05 offering price. Consequently, persons purchasing the shares offered by the selling stockholders may be overpaying for their aggregate portion of Demand Financial at this time. Moreover, investors bear the risk that the common stock may not trade, if ever, at or above the set offering price.

There has been no prior market for our common stock and the market price of the shares may fluctuate.

         There has been no market for our common stock prior to this offering. We can give no assurances that a trading market for our common stock will develop or, if a market does develop, that the trading market for the common stock or the prices at which the common stock will trade. Therefore, investors may not get a return of capital or achieve any economic gain from their investment.

There can be no assurance that a public market will develop for the common stock.

         We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish the market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. In addition, there is no assurance that the common stock will trade on the Pink Sheets. Therefore, a market may not develop for the common stock.

Because the common stock of Demand Financial will be deemed "penny stock" under the Securities and Securities Exchange, investors may not be able to readily resell the shares acquired in the offering in the public markets.

         The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investor's ability to resell shares purchased in this offering.

Our directors and officers will have substantial ability to control our business direction.

         One of our directors and officers owns approximately 83% of the common stock outstanding. Therefore, this person will be in a position to substantially influence the election of our directors, if not actually control it. Consequently, this person will be able to influence the business operations of Demand Financial without any substantive input from the investors.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock being offered by the selling shareholders.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

         The financial information set forth in the following discussion should be read with the financial statements of Demand Financial included elsewhere herein.


Financial Condition and Changes in Financial Condition

Overall Operating Results:

         We had no revenues since our inception (December 31, 1996) through March 31, 2002.

         As of March 31, 2002, assets were $18,536 of which $17,536 was in cash. Our total liabilities on that date were $20,394, which included $3,250 in account payables, principally for professional services, and $17,144 in short-term notes payable to a stockholder. At March 31, 2002 we had a total stockholders' deficit of $1,858. The above amounts do not reflect the proceeds of $12,000 from the sale of 240,000 shares of common stock. With these proceeds, on a current basis the cash assets on May 15, 2002 were $26,905.41 and our liabilities were $28,154.

         For the period of inception through March 31, 2002, our expenses were $44,858. In the quarter ended March 31, 2002, the expenses were $2,951 compared to $11,823 for the same quarter last year. The expenses were primarily legal and accounting fees and general operating expenses. Operating expenses were office expenses. Included in the cumulative amount of expenses is $9,000 incurred for consulting services rendered by our current president and chairman of the board, Mr. Mitchell Geisler. Mr. Geisler received 9,000,000 shares of our common stock for these services.

         Our cumulative net loss since inception is $44,858.


Liquidity and Capital Resources:

         As of March 31, 2002 we a had working capital deficit of approximately $1,858, and after the sale of 820,000 in our public offering we had at May 15, 2002 working capital of approximately $26,905. This working capital amount is sufficient only to carry on the day to day operations of the company, including paying professional fees and office expenses, but it is insufficient to implement any part of our proposed business plan.

         We are assessing the possibilities for financing our proposed business plan and trying to determine what sources of financing we might explore to raise the needed capital. We have no sources for funding our business plan at this time. Because of the recession and the absence of capital for speculative ventures such as our business, we have had difficulty in raising capital and expect these difficulties to continue in the near future. If we continue with our business plan, we believe we will need a minimum of $250,000 to start our first proposed restaurant which would likely be in Toronto. In addition, we will need additional funds to operate our business on a day to day basis and to fully implement our current business plan. Overall, we believe we will need approximately $1,000,000 for the first year to fully implement our initial business plan. In addition, if our business model is successful, we will need additional capital for any expansion we might undertake. If we do not obtain funding, we will have to discontinue our current business plan.

         To date, we have relied on loans from a shareholder to fund our operations to December 31, 2001, and thereafter we have funded operations with the proceeds from our public offering. Without implementing any of the proposed business plan, we believe we have funds sufficient to operate the company for the next twelve months. If these funds are inadequate, our stockholders/officers and/or directors have indicated that they will advance the operating expenses of the company. There is no legal obligation in place committing them to these advances. Any advances will not be repaid until business operations commence, unless we raise a substantial amount of capital and repayment is a permitted use of proceeds.

         The loans from one of our shareholders are evidenced by promissory notes which bear 8% simple interest and are due in December 2002. The shareholder has agreed to be repaid when and if the Company begins operations and has sufficient funds for repayment.

         In December 2001, the SEC approved the registration of up to 20,000,000 shares of our common stock to be offered to the public at $0.05 per share. In March 2002, we sold a total of 580,000 shares at $0.05 per share. Total proceeds from the sales were $29,000. In April 2002, we sold a total of 240,000 shares at $0.05 per share for total proceeds to the company of $12,000.


Plan of Operations

         We intend to seek capital to fund our operations. We have no financing commitments at this time. We may also consider acquisition/merger opportunities with operating companies. We have not identified or pursued any potential acquisition or merger prospects at this time. We estimate that we will need approximately $1,000,000 to fund our operations and fully implement our business plan during the first year, however, if we raise less than that amount we believe we will still be able to pursue our business objectives by adjusting our business plan to lower levels. Currently, we believe we would need a minimum of $250,000 for one location in a Canadian city. Changing the business plan would include reducing our expenditures in such areas as amenities, location, etc. Because of inadequate capital, we cannot estimate when we will begin to implement our business plan.

         We believe that we will require additional financing in the future to fund expansions into other cities. We cannot assure you that we will be successful in raising any of the capital needed to fund expansion.

         Once we open one or more locations, we expect to generate revenues with which we will be able to cover operating costs. If our revenues exceed total operating costs, these funds will be used in our business expansion. Many restaurants are not profitable for a considerable time after their opening and many fail within the first or second year after opening. We cannot give any assurance that our lounge and food format will attract customers who spend an amount that will cover our expenses or provide a profit on operations. The owning and operating of restaurants is considered a risky enterprise and investment returns are often significantly less than in other investments.


New Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets ("SFAS 142"). The company does not believe that the adoption of these statements will have a material effect on its financial position, results of operations or cash flows.

         In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations." The company will adopt the statement effective no later than January 1, 2003, as required. At this time, the company does not believe that the adoption of this statement will effect its financial position, results of operations or cash flows.

         In August 2001, the FASB also approved SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, are to be applied prospectively. At this time, the company cannot estimate the effect of this statement on its financial position, results of operations or cash flows.


Inflation

         Our results of operations have not been affected by inflation and we do not expect inflation to have a significant effect on its operations in the future.

                                    BUSINESS

General

         Demand Financial plans to create and operate a caviar lounge, restaurant and piano bar business located on the top floor levels of high-rise buildings in Canada and the United States. We are a company in the development stage. From incorporation through the date of this Prospectus, we have had no business operations of any kind.

         We currently do not have capital to implement our business plan and must obtain funding. If we do not obtain funding, we will have to discontinue our business plan. Until such time as we have adequate funding, some of our stockholders, officers and directors have indicated that they will advance the operating expenses of Demand Financial. In addition, we recently sold 820,000 shares of our common stock for gross proceeds to the company of $41,000. We have no commitments for funding from unrelated parties or any other agreements that will provide additional working capital. We cannot give any assurance that we will locate any funding or enter into any agreements that will provide the required operating capital.


Business Strategy

         The following business strategy, products and marketing plans outline the intended goals of our operations. None of them have been implemented and investors should be aware that the hospitality business is very competitive and we may not be successful in achieving these goals even with adequate capital.

         Our business plan calls for the design and operation of a high-end food and entertainment chain, which combines a caviar lounge, restaurant and piano bar. We intend to focus on the creation of a sophisticated and relaxed atmosphere within high-rise towers in major cosmopolitan areas with sky-line views, catering to the dining and entertainment enjoyment of professionals from businesses and high-end social communities. We plan to find a suitable location for our Toronto or Canadian-based flagship operation. We intend to find a location in close proximity to the local business/finance community. If our initial operation is successful, we anticipate expanding into other cities such as New York City, Los Angeles, Chicago and Houston. The goal of our establishments will be the creation of a mood and atmosphere that lends itself to an exclusive environment in which our guests may conduct business meetings or simply relax. Our overall design calls for the setting to be upscale, the products of the highest quality, and the service exemplary.

         Our product focus will be on a selection of high quality caviar, fresh seafood, vintage wines, quality liquors and liqueurs, a skyline view and piano bar. We believe there is an increasing demand for high quality and attention to detail in today's hospitality industry and we will attempt to earn a reputation as a premier cosmopolitan restaurant and lounge.

         Our sources of revenues principally will be from food and beverage sales. We anticipate that of our revenues in the first year 65% will be generated from food sales and 35% from beverage sales. We anticipate food cost to be approximately 37% and beverage 29% of their respective sales. In addition, we will incur other expenses in operating our business such as salaries for staff, rent, and other general operating expenses.


Products

         We intend to focus on caviar as our featured menu item. In addition, our menu will also offer a high-quality selection of fresh shellfish and seafood, gourmet sandwiches, salads, hors de oeuvres, and an array of meals with a light, healthy appeal. Our beverages will include an extensive wine list and a collection of fine cognac, scotch and exclusive liqueurs.

         We believe that featuring caviar is ideal for many reasons. First, caviar appeals to many up-scale consumers who appreciate its quality and enjoy the social status it has acquired. Second, caviar has gained significant exposure in recent years and is rapidly becoming a popular and much sought-after consumer product. Third, caviar can be enjoyed alone as light fare and can also be incorporated into a fine meal. Finally, a large percentage of today's consumers have moved well away from large-portioned heavy dining to a preference for lighter, healthy foods. We believe that for today's consumer, it is quality, as opposed to quantity, that drives a great restaurant to success.

         Our management and staff will be committed to providing our clientele with an exceptional level of service and professionalism.


Marketing

         Our overall marketing program will be designed to generate consumer awareness of our establishments. We will focus on a clientele with a preference for an upscale social environment, and quality products and services. We intend to devote a great deal of attention to the atmosphere and the decor of the lounge facilities. Paying particular attention to detail, including the style of furniture, the artwork, the interior design and the indoor waterfall, our goal is to create an overall relaxing environment for our customers.

         We intend for the main attraction of our restaurant/lounge to be the experience and prestige it offers: extraordinary views of the city, ambience, and unique trendy cuisine. We believe that the location will naturally attract the clientele we are seeking to serve.

         Our marketing program will initially be based on a significant amount of advertising. Initially, the advertising will be oriented to the greater metropolitan area in which the lounge is located. Thereafter, we plan to expand the awareness marketing to defined segments such as business travelers and high-end vacationers. We plan to use radio, television, print, bulk mailings and any other form of advertising that we believe will create consumer awareness. We also will initiate a program of contacting magazines, newspapers, television programs and travel guides to obtain exposure through food and restaurant reviews and write-ups and new location/business articles.

         Although many of our marketing plans have been successfully used in the past by different restaurant/lounge establishments, there is no assurance that we will be able to use them successfully to create the consumer base we seek. Moreover, because the consumer is increasingly sophisticated and exposed to a multitude of marketing programs, we will have to constantly appraise our strategies and seek out ways to change and improve them so as to remain fresh and competitive. No assurance can be given that we will successfully change and update our marketing in a way that continues to generate positive consumer reaction to our establishments.


Competition

         The hospitality industry is very competitive. There are over 6,000 restaurants from fast food to fine dining in the Toronto area alone. All over North America new restaurants open up on a daily basis. Our goal is to offer something new and exciting for up-scale consumers. There are several factors that will allow us to obtain our goal. The first factor will be the extraordinary view each restaurant will offer. Situated on top of high-rise office towers should be an attraction to many potential consumers. This offers an advantage, as most restaurants are located on ground level. The second factor is the food we are offering on our menu. Our food is meant to be exhilarating, unique and refreshing. The third factor is our service. As a high-end restaurant, service must be of the utmost importance. From the maitre'd to the wait-staff and wine steward, knowledgeable friendly staff must treat the guest with hospitality. The fourth key factor is the atmosphere. Our piano bar will be the focal point of attention. Offering entertainment that is both inspiring and calming to the clientele. From classical to jazz greats, we believe live music will lift the atmosphere of the restaurant. Other atmosphere enhancements will include an indoor waterfall, comfortable seating, specialized lighting, and intriguing art. The fifth factor that will allow us to reach our goal is our desire to be a market leader. Setting a new trend for the high-end niche market will allow us to differentiate ourselves from other high-end restaurants.

         Our ability to compete will be dependant on the level of quality and service we provide for our consumers. There can be no assurance that we will be able to accomplish our goals or compete on a profitable basis within our target market.


Regulation

The Liquor License Process in Ontario

         Obtaining a liquor license in the province of Ontario is relatively easy. The entire process takes between 75 and 100 days at a cost of approximately $2,500 CDN. The provincial liquor board is administered by a branch of the provincial government known as the Alcohol and Gaming Commission of Ontario, or AGCO. The approval process requires a sign to be posted in a conspicuous place within the proposed establishment for 30 days stating the intention to have the premises licensed. As well, an advertisement must run in the local newspaper with the address of the establishment. Within this 30-day period any one in the community who objects to the licensing of alcohol on the specified premises may do so to the AGCO in writing. All objections must be received within 15 days after the 30th day of posting. Any objectors would then have to defend their position in front of the liquor licensing board with the proposed vendor present. The AGCO would then decide whether or not to license the premises. In most cases there are no objections and approval is given within 30 days after all mail must be received. Objections usually occur in residential areas where local homeowners have concerns and not within the downtown Toronto business core. There are no restrictions as to the number of licensed premises in an area, nor are their any further costs involved.

Health and Safety Regulations

         Operating our facilities will require us to comply with local and state or provincial laws and regulations relating to food preparation, food service, cleanliness and garbage disposal. In addition, we will be subject to various workplace safety regulations. Our activities will also be subject to the Federal Americans With Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. We will be subject to state "dram-shop" laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person.


Worker Regulations

         As with any employer, we will be subject to employment laws, including workman's compensation, hourly scheduling and employment discrimination statutes. We may also be subject to union employee rules in one or more employment categories.

         All of these legal impositions are anticipated to vary from location to location. Therefore, we expect to expend a considerable amount of our management time on regulatory and union compliance activities so as to assure the proper operations of each lounge facility. Even if our operation of these restaurants is in strict compliance with the requirements of the Immigration and Naturalization Service, our employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in our work force. Changes in any or all of these laws or regulations, such as government-imposed paid leaves of absence or mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could have a material adverse effect on our business. Delays or failures in obtaining or maintaining required construction and operating licenses, permits or approvals could delay or prevent the opening of our initial and prospective new restaurants or could materially and adversely affect our operations. In addition, there can be no assurance that we will be able to obtain necessary variances or amendments to required licenses, permits or other approvals on a cost-effective and timely basis in order to construct and develop restaurants in the future.

         A number of our anticipated employees will be subject to various minimum wage requirements on both a state and federal level. These wage requirements are legislated and we have no control over the timing or amount of newly enacted laws. There can be no assurance that we will be able to pass additional increases in labor costs through to our customers in the form of menu price adjustments and, accordingly, such minimum wage increases could have a material adverse effect on our business, financial condition, results of operations or cash flows.


Legal Proceedings

         We are not a party to any material legal proceedings, and no material legal proceedings have been threatened by or, to the best of our knowledge, against us.


Description of Property

         The  offices of Demand  Financial  are located at 141  Adelaide  Street
West,  Suite  1004,  Toronto,   Ontario,   M5H  3L5.  The  telephone  number  is
416-628-5264.

         We are entitled to use office space otherwise provided to our executive officer pursuant to an oral agreement. In addition, we are provided office services as may be required. We currently do not pay any amount for the office space or services. Any costs of this office are considered immaterial to the financial statements and accordingly are not reflected therein. We believe that this facility is adequate to meet our corporate needs in the foreseeable future.

Employees

         Mr. Mitchell Geisler, our chief executive officer and Mr. Howard Geisler, our vice president, are working part-time on a gratis basis while we are in the development stage. At the onset of building our first restaurant (once adequate funding is secured), it is anticipated that we will require two full-time employees. One will help oversee the construction and building phase and initiate pre-employment needs, while the second, a head chef, will begin preparation of our menu and recipes. When the restaurant is ready for opening, we anticipate employing several full and part-time hospitality staff and management associates. Accounting and general administrative personnel will also be required.

                                   MANAGEMENT


Executive Officers and Directors

         Mr. Mitchell Geisler, 31, has been the president, treasurer and secretary and a director of Demand Financial since January 2001. Mr. M. Geisler has more than 15 years of experience in the hospitality industry, and will lead and manage the planning, start-up and operation of the business. He has been an active member of the Toronto business and tourist district in a variety of capacities, and has worked with many international corporations including, Prime Restaurants, The Keg Restaurants, Cara Foods, and Sire Corp Restaurants. Most recently, during the period 1998 to 2001, Mr. M. Geisler was president and operator of the Toronto-based 52 Restaurants Inc. He was a supervisor for Imago Restaurants from 1997 to 1998. From 1996 to 1997 he was a manager of Ruby Beets Restaurant. Mr. M. Geisler is a graduate of Toronto's York University in Toronto, and also studied at the University of Tel Aviv. Mr. M. Geisler is a director and president of GL Energy and Exploration, Inc., a public company engaged in mineral exploration activities.

         Mr. Howard Geisler, 34, our vice-president and director, has served in these positions since August 20, 2001. He currently holds the position of Director of e-client solutions for Wunderman, a global marketing services company since 1999. His initiatives span across the America's (Canada, United States and Mexico) and his expertise includes e-strategy, e-communication, technology design and implementation. Prior to his current employer, Mr. H. Geisler was employed from 1996 to 1999 as a Technology Project Manager responsible for developing technology solutions for The Bank of Montreal, one of Canada's largest financial institutions.

         Mitchell Geisler and Howard Geisler are brothers.


Executive Compensation

         We have not paid any cash compensation or other benefits to our executive officers since our inception. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to our business and the availability of funds. Other elements of compensation, if any, will be determined at that time or at other times in the future.

         Ms. Maedche resigned her position as president, secretary, treasurer and sole director on January 5, 2001 and Mr. M. Geisler was appointed to fill these positions. Ms. Maedche did not receive any compensation for her services.

         On January 17, 2001, Mr. M. Geisler received 9,000,000 shares of our common stock valued at $.001 per share for consulting services rendered. These services were valued at $9,000. He does not currently receive any salary.

         Until we have sufficient capital or revenues, Mr. M. Geisler and Mr. H. Geisler will not be provided cash remuneration. At such time as we are able to provide a regular salary, it is our intention that Mr. M. Geisler will become employed pursuant to an executive employment agreement, at an annual salary to be determined based on his then level of time devoted to Demand Financial and the scope of his responsibilities. Until we enter into an employment agreement, we may use shares of common stock to compensate Mr. M. Geisler. In addition, we may use common stock to compensate others for services to Demand Financial.


Director Compensation

         Persons who are directors and employees will not be additionally compensated for their services as a director. There is no plan in place for compensation of persons who are directors who are not employees, but it is expected that in the future we will create a remuneration and reimbursement plan.

Other Compensation Arrangements

         Although we do not have any formal equity-based compensation plan, we do have the ability to enter into options and similar equity-based agreements with employees, consultants and others. In the future, we may enter into these types of agreements as the sole means or as part of the overall compensation of someone working for Demand Financial.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of May 15, 2002, the name and shareholdings of each person who owns of record, or was known by us to own beneficially, 5% or more of the shares of the common stock currently issued and outstanding; the name and shareholdings, including options to acquire the common stock, of each director; and the shareholdings of all executive officers and directors as a group.

                                           NUMBER OF SHARES        PERCENTAGE
   NAME OF PERSON OR GROUP                BENEFICIALLY* OWNED     OF OWNERSHIP
   -----------------------                -------------------     ------------

  Mitchell Geisler(1)                          9,000,000              83.2%

  Howard Geisler(1)                                    0               0.0%

  All executive officers and directors         9,000,000              83.2%
  as a group (two persons)
  --------------

* Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1) The persons business address is 141 Adelaide Street West, Suite 1004, Toronto, Ontario, M5H 3L5.

There are currently no outstanding options or warrants to purchase shares of our stock.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of capital stock, all of which is designated common stock, $.001 par value. As of May 15, 2002, there were 10,820,000 shares of common stock issued and outstanding.


Common Stock Description

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. In addition, the holders are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all the assets remaining after payment of all our liabilities and subject to the prior distribution to any senior securities that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. The holders of more than 50% of such outstanding shares, voting at an election of directors can elect all the directors on the board of directors. All outstanding shares of common stock are, when issued, the shares of common stock offered hereby, are full paid and non-assessable.

         There has been no public market for our common stock. The common stock is not approved for listing on any trading medium or exchange. We plan to take such action as may permit a broker-dealer to apply for quotation of the common stock on the Over-the-Counter Bulletin Board. The OTCBB is a broker driven market. We independently are not able to make an application for listing Demand Financial on that market. Therefore, we are dependant on an application being made and market quotes being supplied by a broker-dealer. If no broker-dealer takes action in respect of the common stock, there will be no trading on that market. Prior to any listing on the OTCBB, it is possible there may be trading of the common stock on the Pink Sheets.

         Even if there is a quote for the common stock, there can be no assurance that an active market will develop. If an active e-trading market is not developed or maintained, the liquidity and trading price of our common stock could be adversely affected. The per-share price in this offering was determined by the management of Demand Financial. It may bear no relationship to the price at which the shares will trade upon completion of this offering. It also is not indicative of the future market performance of the common stock.

         It is anticipated that trading our capital stock will be subject to the "penny stock" rules as defined in Rule 3a51-1 of the Securities and Exchange Act of 1934. The penny stock disclosure requirements may have the effect of reducing the level of trading activity of our common stock in the secondary market.

         Pursuant to the Penny Stock Reform Act of 1990, prior to effecting any transaction in any penny stock, a broker or dealer is required to give the customer a risk disclosure statement the content of which is to include the following:

         a.     A description of the nature and level of risk for the market.

         b. A description of the nature and level of the risk in the market for penny stocks.

         c.     A  brief,  clear,  narrative  description  of a  dealer  market,
                including   bid  and  ask  prices  for  penny   stocks  and  the
                significance of a spread between bid and ask prices.

         d. A toll free telephone number for inquiries on disciplinary actions relating to security violators.

         e. A definition of significant terms used in the Risk Disclosure Document or in the Conduct of Trading in Penny Stock.

         f. Such other information as the SEC shall require by rule or regulation.

         The Penny Stock Reform Act also directed the SEC to adopt rules requiring broker/dealers, prior to effecting any transaction in a penny stock, to disclose in connection with the transaction the following:

         a.     The bid and ask prices for the penny stock.

         b. The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stocks.

         c.     The  amount  and  a   description   of  any   compensation   the
                broker/dealer and associated persons will receive in connection with the transaction.

         d. Such other information as the SEC by rule determines to be useful and reliable information relating to the price of such stock.

         The disclosure scheme under the Penny Stock Reform Act has three related layers designed to inform investors of the extraordinary risk associated with investments in the penny stock market. The first layer requires a broker-dealer prior to the initial transaction in a penny stock with the customer to furnish the customer with a Risk Disclosure Document including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risk associated with investments in the penny stock market. The second layer consists of transaction related documents that the broker-dealer must make available prior to effecting a transaction in penny stocks, including quotation information, the dealer's and salesperson's compensation in connection with the transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

         The Risk Disclosure Document is a generic disclosure document that must be given to the customer by a broker-dealer before the initial transaction with the customer of a penny stock whether the transaction is in connection with the distribution of a security or a trading transaction. The broker-dealer must receive, and preserve as part of his records a written acknowledgment of receipt of the document from the customer prior to effecting a transaction in a penny stock.


Stock Transfer Agent

         The stock transfer agent for the common stock is Executive Registrar, 3118 West Thomas Road, Suite 707, Phoenix, Arizona 85017.


Holders

         As of May 15, 2002, there were 54 holders of record of the common stock.


                          SHARES HELD FOR FUTURE RESALE

         We have 10,820,000 shares of common stock outstanding of which 1,470,000 are freely tradable without restriction under the Securities Act of 1933. 350,000 shares are being registered under this Prospectus and may be sold from time to time in the public market subject to the Securities Act requirements by the selling stockholders and 9,000,000 shares became eligible for public sale without registration in January 2002 pursuant to Rule 144.

         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Demand Financial. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Demand Financial at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.


                              SELLING STOCKHOLDERS

         The following tables list certain information, as of May 15, 2002, regarding the beneficial ownership of our outstanding common stock by each of our selling stockholders, which are being registered pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

         The 350,000 shares of common stock that we are registering pursuant to this prospectus that are owned by current stockholders are listed under the column "Number of Shares Being Offered."

         The information provided in the following table with respect to each selling stockholder is based on information obtained from that selling stockholder. Certain persons who owned an aggregate of 650,000 shares of common stock sold their shares under cover of a prospectus which was included as part of the registration statement of which this prospectus is a part.



                                             Number of Shares     Percent of Ownership    Percent of Ownership
   Name and Address                            Being Offered      Before the Offering      After the Offering
   ----------------                            -------------      -------------------      ------------------
   Glen Akselrod                                 125,000                 1.16%                     0%
   5785 Yonge St., Ste 701
   Toronto, Ontario M2M RJ2

   Boav  Ben-Mosahe                                2,000                  .02%                     0%
   155 Anenida Granada #115
   Palm Springs, CA 92362

   Michael Keith Booth                             2,000                  .02%                     0%
   1912 S. Pacific Street
   Oceanside, CA  92054

   Emilio Cabellero                                2,000                  .02%                     0%
   221107 Fair Oaks Ave., Ste. 32
   S. Pasadena, CA 91030

   Cindy Carrie                                    2,000                  .02%                     0%
   P. O. Box 822
   Solana Beach, CA 92075

   Kenneth Charity, Jr.                            2,000                  .02%                     0%
   20322 Lighthouse Lane
   Huntington Beach, CA 92646

   Jennifer Ferrante                               2,000                  .02%                     0%
   9535 Vilven
   Houston, TX 77057

   Gus Galante                                     2,000                  .02%                     0%
   3266 Lochlomond Road #201
   Carlsbad, CA 92008

   Allison Garcia                                  2,000                  .02%                     0%
   5875 Los Santos Way
   Buena Park, CA 90620

   David H. Hack                                   2,000                  .02%                     0%
   232 West Snoot Drive
   Tucson, AZ 85705

   Stephanie Hill                                  2,000                  .02%                     0%
   1555 West Renee Drive
   Anaheim, CA 91802

   Tawny Hill                                      2,000                  .02%                     0%
   5855 Naples Plaza #204
   Long Beach, CA 90803

   Keith Johnson                                   2,000                  .02%                     0%
   2101 S. Hearthstone Ave.
   Tucson, AZ 85710

   Tony Martinez                                   2,000                  .02%                     0%
   2800 Saturn St., Ste. #200
   Brea, CA 92821



                                             Number of Shares     Percent of Ownership    Percent of Ownership
   Name and Address                            Being Offered      Before the Offering      After the Offering
   ----------------                            -------------      -------------------      ------------------
   Annette Obrien                                  2,000                  .02%                     0%
   16761 Viewpoint Lane #187
   Huntington Beach, CA 92054

   Phil Perez                                      2,000                  .02%                     0%
   7093 El Viento Way
   Buena Park, CA 90620

   Richard Perez                                   2,000                  .02%                     0%
   12449 Gradwell Street
   Lakewood, CA 90715

   Joel Rattray                                    2,000                  .02%                     0%
   5181 Del Sol Circle
   La Palma, CA 90623

   Bryan E. Rhodes                                 2,000                  .02%                     0%
   2011 S. Cloverland
   Tucson, AZ 85711

   Lynde Russell                                   2,000                  .02%                     0%
   1114 North Calle Marcus
   Palm Springs, CA 92262

   Eric Sherman                                    2,000                  .02%                     0%
   1623 3rd Avenue 4K
   New York, NY 10128

   Kirsten Shermerhorn                             2,000                  .02%                     0%
   2653 Alicante Road
   La Miranda, CA 90520

   Dave Shutts                                     2,000                  .02%                     0%
   21686 Calle Alcazar Street
   Yorba Linda, CA 92887

   Victoria Smith                                  2,000                  .02%                     0%
   14 Sand Dollar Court
   Newport Beach, CA 92663

   Tanya Wattenberg                                2,000                  .02%                     0%
   9160 East Deer Trail
   Tucson, AZ 85710

   Jennifer Worden                                 2,000                  .02%                     0%
   9055 E. Catalina Hwy.  Ste. 5206
   Tucson, AZ 85749

   ZDG Investments Limited                       175,000                 1.62%                     0%
   141 Adelaide Street West, #1004
   Toronto, Ontario M5H 3L5
                                               -------------         -------------           -------------
   Total                                         350,000                 3.2%                      0%


                              PLAN OF DISTRIBUTION


Shares Offered by Selling Stockholders

         We have agreed to register for public resale, shares of our common stock which have been issued to the selling stockholders. The selling stockholders will receive all the net proceeds from these sales.
   The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock which they own at $0.05 per share until our shares are quoted on the Over-The-Counter Bulletin Board or Pink Sheets. If our common stock is quoted on the OTC: BB or Pink Sheets, then the selling stockholders intend to sell their shares at prevailing market prices in the market or in privately negotiated transactions at prices based on the then market price. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market or quoted on the Over the Counter Bulletin
Board or on the Pink Sheets. We will not receive any of the proceeds from the sale of these shares.

         The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. From time to time a selling stockholder may pledge its shares. Upon default by a selling stockholder, the financial institution may offer and sell such pledged shares at $0.05 per share and if our shares are quoted on the Over-The-Counter Bulletin Board or the Pink Sheets, then at prevailing market prices or at negotiated prices in private transactions.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of their shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We are required to pay all fees and expenses incident to the registration of the shares of our common stock offered hereby other than broker-dealer discounts and commissions. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby have been passed upon for Demand Financial by Graubard Miller.


                                     EXPERTS

         The financial statements of Demand Financial International. Ltd. appearing in this Prospectus and Registration Statement have been audited by Malone & Bailey, PLLC, independent auditors, as set forth in their report thereon appearing elsewhere herein.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We intend to furnish our stockholders with annual reports, which will include financial statements audited by our independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to Demand Financial International, Ltd. and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits and schedules are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be obtained at the address noted below.

         We file annual and other periodic reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and such reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and can be read or obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

         On December 11, 2001 we filed a Form 8K with the Securities and Exchange Commission reporting that we changed our Independent Accountants as of December 6, 2001. The following information was filed in that current report:

         (a)    Previous independent accountants
                --------------------------------

                (i) On December 6, 2001, Simon Krowitz Bolin & Associates, P.A., the independent accountants of Demand Financial International, Ltd. ("Registrant"), resigned.

                (ii) The report of Simon Krowitz Bolin & Associates, P.A. on the fiscal year 1999 and 2000 financial statements contained no adverse opinion, disclaimer of opinion or modification of the opinion other than the statement that the Registrant has no established source of income and this raises substantial doubt about the Registrant's ability to continue as a going concern.

                (iii) The Registrant's Board of Directors participated in and approved the decision to change independent accountants on December 6, 2001.

                (iv) In connection with its audits for the two most recent fiscal years and review of unaudited financial statements through December 6, 2001, there have been no disagreements with Simon Krowitz Bolin & Associates, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Simon Krowitz Bolin & Associates, P.A. would have caused them to make reference thereto in their report on the financial statements.

                (v) During the two most recent fiscal years and through December 6, 2001, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

                (vi) The Registrant requested that Simon Krowitz Bolin & Associates, P.A. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.

         (b)    New independent accountants
                ---------------------------

         The Registrant engaged Eric Bolin CPA, P.C. as its new independent accountants as of December 6, 2001. During the two most recent fiscal years and through December 6, 2001, the Registrant has not consulted with Eric Bolin CPA, P.C. regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's consolidated financial statements, and no written report or oral advice was provided to the Registrant by concluding there was an important factor to be considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in
Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

         On January 11, 2002 we filed a Form 8K with the Securities and Exchange Commission reporting that we changed our Independent Accountants as of January 7, 2002. The following information was filed in that current report:

         (a)    Previous independent accountants
                --------------------------------

                (i) On January 7, 2002, Eric Bolin CPA, P.A., the independent accountants of Demand Financial International, Ltd. ("Registrant"), resigned.

                (ii) The reports of Eric Bolin CPA, P.C. and the predecessor accountants to the Registrant, Simon Krowitz Bolin & Associates, P.A., on the 1999 and 2000 financial statements contained no adverse opinion, disclaimer of opinion or modification of the opinion other than the statement that the Registrant has no established source of income and this fact raises substantial doubt about the Registrant's ability to continue as a going concern.

                (iii) The Registrant's Board of Directors participated in and approved the decision to change independent accountants on January 7, 2002.

                (iv) In connection with its audits for the two most recent fiscal years and review of unaudited financial statements through January 7, 2002, there have been no disagreements with Eric Bolin CPA, P.C. and the predecessor accountants to the Registrant, Simon, Krowitz Bolin & Associates, P.A., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Eric Bolin CPA, P.C. and the predecessor accountants to the Registrant, Simon Krowitz Bolin & Associates, P.A., would have caused them to make reference thereto in their report on the financial statements.

                (v) During the two most recent fiscal years and through January 7, 2002, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

                (vi) The Registrant requested that Eric Bolin CPA, P.C. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to this Form 8-K.

         (b)    New independent accountants
                ---------------------------

         The Registrant engaged Malone & Bailey, PLLC as its new independent accountants as of January 7, 2002. During the two most recent fiscal years and through January 7, 2002, the Registrant has not consulted with Malone & Bailey, PLLC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's consolidated financial statements, and no written report or oral advice was provided to the Registrant by concluding there was an important factor to be considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in
Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

                          INDEX TO FINANCIAL STATEMENTS


                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----

Report of Malone & Bailey, PLLC independent accountants...................F-1

Balance Sheet for the year ended December 31, 2001 (audited)..............F-2

Statement of Operations for the years ended December 31, 2001 and
December 31, 2000 and inception to December 31, 2001 (audited)............F-3

Statement of Stockholders' Equity (Deficit) for period from
December 31, 1996 (Inception) through December 31, 2001 (audited).........F-4

Statement of Cash Flows for the years ended December 31, 2001 and December 31, 2000 and inception to December 31, 2001 (audited)........F-5

Notes to Financial Statements for year ended December 31, 2001............F-6

Independent Accountants Review Report.....................................F-8

Balance Sheet for the quarter ended March 31, 2002 (unaudited)............F-9

Statement of Operations for the quarters ended March 31, 2002 and March 31, 2001 and inception to March 31, 2002 (unaudited)...........F-10

Statement of Cash Flows for the quarters ended March 31, 2002 and March 31, 2001 and inception to March 31, 2002 (unaudited)...........F-11

Notes to Financial Statements for the quarter ended March 31, 2002.......F-12

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Demand Financial International, Ltd.
Toronto Ontario, Canada

We have audited the accompanying balance sheet of Demand Financial International, Ltd. (a Development Stage Company) as of December 31, 2001, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended and for the period from December 31, 1996 (inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Demand Financial International, Ltd. as of December 31, 2001, and the results of its operations and its cash flows for the two years then ended and for the period from December 31, 1996 (inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.


 /s/ Malone & Bailey, PLLC
 -------------------------
 Malone & Bailey, PLLC
 Houston, Texas
 www.malone-bailey.com

 March 19, 2002

                      DEMAND FINANCIAL INTERNATIONAL, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                December 31, 2001


                                     ASSETS

Current assets
  Cash                                                                 $ 247
                                                                   ---------
                                                                       $ 247
                                                                   =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accrued payable                                                    $11,010
  Notes  payable - shareholder                                        17,144
                                                                   ---------
    Total current liabilities                                         28,154
                                                                   ---------

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value, 100,000,000 shares
  authorized, 10,000,000 shares issued and outstanding                10,000
Additional paid in capital                                             4,000
Deficit accumulated during the development stage                     (41,907)
                                                                   ---------
  Total Stockholders' Equity (Deficit)                               (27,907)
                                                                   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $     247
                                                                   =========

                      DEMAND FINANCIAL INTERNATIONAL, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS


                                                                                 Inception
                                                   For the years ended            through
                                                       December 31,             December 31,
                                               ----------------------------     -----------
                                                  2001             2000               2001
                                               -----------      -----------     -----------
General and administrative                     $    36,907      $         -     $    41,907

                                               -----------      -----------     -----------
Net loss                                       $    36,907      $         -     $    41,907
                                               ===========      ===========     ===========

Net loss per share:
  Basic and diluted                            $      0.00      $      0.00
                                               ===========      ===========

Weighted average shares outstanding:
  Basic and diluted                              9,580,822        1,000,000
                                               ===========      ===========


                      DEMAND FINANCIAL INTERNATIONAL, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
   For the Period from December 31, 1996 (Inception) through December 31, 2001



                                                                                               Deficit
                                                                                             accumulated
                                                  Common stock               Additional      during the
                                          -----------------------------       paid in        development
                                             Shares           Amount          capital           stage
                                          ------------     ------------     ------------     ------------
Issuance of common stock for cash            1,000,000     $      1,000     $      4,000     $          -

Net loss                                             -                -                -           (5,000)
                                          ------------     ------------     ------------     ------------

Balance, December 31, 1996                   1,000,000            1,000            4,000           (5,000)

Net loss                                             -                -                -               -
                                          ------------     ------------     ------------     ------------

Balance, December 31, 1997                   1,000,000            1,000            4,000           (5,000)

Net loss                                             -                -                -               -
                                          ------------     ------------     ------------     ------------

Balance, December 31, 1998                   1,000,000            1,000            4,000           (5,000)

Net loss                                             -                -                -               -
                                          ------------     ------------     ------------     ------------

Balance, December 31, 1999                   1,000,000            1,000            4,000           (5,000)

Net loss                                             -                -                -               -
                                          ------------     ------------     ------------     ------------

Balance, December 31, 2000                   1,000,000            1,000            4,000           (5,000)

Issuance of common stock for services        9,000,000            9,000                -               -

Net loss                                             -                -                -          (36,907)
                                          ------------     ------------     ------------     ------------

Balance, December 31, 2001                  10,000,000     $     10,000     $      4,000     $    (41,907)
                                          ============     ============     ============     ============


                      DEMAND FINANCIAL INTERNATIONAL, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS



                                                             For the years ended             Inception
                                                                 December 31,                 through
                                                           ---------------------------      December 31,
                                                              2001            2000             2001
                                                           -----------     -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITES:
Net loss                                                   $   (36,907)    $         -      $   (41,907)
Adjustments to reconcile net loss to cash used in
operating activities:
Common stock for services                                        9,000               -            9,000
Changes in current assets and liabilities:
Accounts payable                                                11,010               -           11,010
                                                           -----------     -----------      -----------

NET CASH USED IN OPERATING ACTIVITIES                          (16,897)              -          (21,897)
                                                           -----------     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITES:
Issuance of common stock                                             -                            5,000
Proceeds from note payable - shareholder                        17,144               -           17,144
                                                           -----------     -----------      -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                       17,144               -           22,144
                                                           -----------     -----------      -----------

NET INCREASE (DECREASE) IN CASH                                    247               -              247
Cash, beg. of period                                                 -               -                -
                                                           -----------     -----------      -----------
Cash, end of period                                        $       247     $         -      $       247
                                                           ===========     ===========      ===========

Supplemental information:
  Income taxes paid                                        $         -     $         -      $         -
  Interest paid                                            $         -     $         -      $         -


                      DEMAND FINANCIAL INTERNATIONAL, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business. On December 31, 1996 Demand Financial International, Ltd. ("Demand") was incorporated under the laws of the State of Nevada. Demand currently has no operations and in accordance with SFAS #7, is considered a development stage company.


Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.


Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.


Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.


Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.


Recent Accounting Pronouncements

Demand does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Demand's results of operations, financial position or cash flow.


NOTE 2 - INCOME TAXES

Demand has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 2001 a deferred tax asset has not been recorded due to Demand's lack of operations to provide income to use the net operating loss carryover of $41,000 that expires in years 2011 through 2021.

NOTE 3 - COMMON STOCK

On January 17, 2001, Demand issued 9,000,000 shares of common stock to Mitchell Geisler, president, in payment for consulting services. Demand recognized $9,000 (representing the fair value of the common stock) in expense relating to the common shares issued.

On March 10, 1999 the State of Nevada approved the Company's restated articles of incorporation which increased the authorized shares of common stock from 25,000 common shares to 5,000,000 common shares. The par value was changed from no par to $.001.

On March 10, 1999 the Board of Directors  authorized a forward split on a 200 to
1. The forward split has been applied retroactively to prior periods.

The Company completed a private placement in March 2002 pursuant to which it sold 580,000 shares of its voting common stock at $.05 per share, for a total of $29,000.


NOTE 4 - RELATED PARTY TRANSACTIONS

Demand neither owns nor leases any real or personal property. An officer has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future. If a specific business opportunity becomes available, such persons may face a conflict of interest. A Company policy for handling such a conflict has not yet been formulated.


NOTE 5 - NOTES PAYABLE - SHAREHOLDER

Demand has various notes payable due to a shareholder totaling $17,144 accruing interest at 8%. The notes are unsecured and mature in December 2002.

Independent Accountants' Review Report

To the Board of Directors
Demand Financial International, Ltd.
Toronto, Ontario, CANADA

We have reviewed the balance sheet of Demand Financial International, Ltd. (a development stage company) as of March 31, 2002 and the related statements of operations and cash flows for the three months ended March 31, 2002 and 2001 and the cumulative amounts from December 31, 1996 (inception) to March 31, 2002. These statements are the responsibility of management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the aforementioned financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been presented assuming that the Company will continue as a going concern. The Company has not established source of revenue and this raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from outcome of this uncertainty.

Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

May 13, 2002

                      Demand Financial International, Ltd.
                          (A Development Stage Company)
                                  BALANCE SHEET

                                                   Unaudited
                                                   March 31,       December 31,
                                                     2002              2001
                                                   ---------       ------------
ASSETS:
    Cash                                           $  17,536         $     247
    Prepaid Expenses                                   1,000                 -
                                                   ---------         ---------
    Total Current Assets                              18,536               247

TOTAL ASSETS                                       $  18,536         $     247
                                                   =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current Liabilities
    Accrued Payable                                $   3,250         $  11,010
    Notes Payable - Shareholder                       17,144            17,144
                                                   ---------         ---------
    Total Current Liabilities                         20,394            28,154

    Total Liabilities                                 20,394            28,154

  Stockholders' Equity
    Common Stock, $.001 par value
    Authorized 100,000,000 shares
    Issued and Outstanding
    10,580,000 shares                                 10,580            10,000
    Additional Paid in Capital                        32,420             4,000
    Deficit Accumulated During the
    Development Stage                                (44,858)          (41,907)
                                                   ---------         ---------

    Total Stockholders' Equity                        (1,858)          (27,907)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $  18,536         $     247
                                                   =========         =========


                See accompanying notes to financial statements.


                      Demand Financial International, Ltd.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS

                                                                                              Unaudited
                                                                                          Cumulative amounts
                                                Unaudited              Unaudited           Since inception
                                            Three Months ended     Three Months ended    December 31, 1996 to
                                              March 31, 2002         March 31, 2001         March 31, 2002
                                              --------------         --------------         --------------
Revenues                                       $         -             $         -           $         -

General and Administrative                           2,951                  11,823                44,858
                                               -----------             -----------           -----------

Net income (loss) from operations                   (2,951)                (11,823)              (44,858)

Provision for income taxes                               -                       -                     -
                                               -----------             -----------           -----------

Net loss                                       $    (2,951)            $   (11,823)          $   (44,858)
                                               ===========             ===========           ===========
Deficit accumulated during
the development  stage- beginning                  (41,907)                 (5,000)                    -
                                               -----------             -----------           -----------
Deficit accumulated during
the development stage- ending                  $   (44,858)            $   (16,823)          $   (44,858)
                                               ===========             ===========           ===========

Net loss per common share                      $    (0.000)            $    (0.002)
                                               -----------             -----------
Weighted average number
  of shares outstanding                         10,580,000              10,000,000
                                               ===========             ===========

                See accompanying notes to financial statements.


                      Demand Financial International, Ltd.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS

                                                                                                 Unaudited
                                                                                             Cumulative amounts
                                                    Unaudited            Unaudited            since inception
                                                Three Months ended   Three Months ended     December 31, 1996 to
                                                  March 31, 2002       March 31, 2001          March 31, 2002
                                                  --------------       --------------          --------------
Cash flows from operating activities:
  Net losses                                        $   (2,951)          $  (11,823)             $  (44,858)
  Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Common Stock issued for services                           -                9,000                  14,000
Changes in assets and liabilities:
  Increase in prepaid expenses                          (1,000)                   -                  (1,000)
  Increase (decrease) in accounts payable               (7,760)               1,179                   3,250
                                                   -----------          -----------             -----------
Net cash (used) by operating activities                (11,711)              (1,644)                (28,608)

Cash flows from financing activities:
   Proceeds from sale of stock                          29,000                    -                  29,000
   Proceeds from notes payable                               -                1,644                  17,144
                                                   -----------          -----------             -----------
Net cash provided (used)
by financing activities                                 29,000                1,644                  46,144

Net increase (decrease) in cash                         17,289                    -                  17,536

Cash, beginning of period                                  247                    -                       -
                                                   -----------          -----------             -----------
Cash, end of period                                 $   17,536           $        -              $   17,536
                                                   ===========          ===========             ===========
Supplemental disclosure of cash
flow information:
  Significant non-cash financing
  activities:
    Common stock issued for
    services rendered                               $       -            $    9,000              $   14,000
                                                   ===========          ===========             ===========

                See accompanying notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2002
                                   (Unaudited)

1.       GENERAL

         The unaudited financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 2001 and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the financial position as of March 31, 2002 and the results of operations for the periods presented. These statements have not been audited but have been reviewed by the Company's independent certified public accountants. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

2.       COMMON STOCK

         During the quarter ended March 31, 2002, the Company sold 580,000 shares of its common stock at $0.05 per share for total proceeds of $29,000. Subsequent to March 31, 2002, the Company sold an additional 240,000 shares of its common stock at $0.05 per share for total proceeds of $12,000.

(back cover page)

         You should rely only on the information contained in thie prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.